Exhibit (10)(b)

                      EMPLOYMENT AGREEMENT

       THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of this 3rd day of October, 1994, between SUNDSTRAND
CORPORATION, a Delaware corporation (the "Company"), and Don R.
O'Hare ("Executive").

       WHEREAS, Executive is employed as Chairman of the Board and Chief Executive Officer of the Company and the Company desires to assure the benefits of the Executive's future services, and Executive is willing to commit to render such services, upon the terms and conditions set forth below.

       NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties have agreed as follows:

       1. Employment. The Company agrees to employ Executive in an executive capacity, and Executive agrees to serve the Company, upon the terms and conditions and for the period of employment hereinafter set forth. Throughout the Employment Period (as hereinafter defined), except as otherwise provided in
Section 11 or unless otherwise agreed in writing by Executive and the Company, the Company shall neither demote Executive nor assign to Executive any duties or responsibilities that are inconsistent with his position as Chief Executive Officer and the duties, responsibilities and status of such position.

      2. Employment Period. The term of the Executive's employment under this Agreement shall commence as of September 26, 1994, and, subject to earlier termination of Executive's employment and termination of this Agreement as provided in
Section 7, shall expire upon the earlier of September 25, 1996, or the employment by the Company as provided in Section 11 of a new Chief Executive Officer (the "Employment Period").

       3. Compensation. Throughout the Employment Period, the Company shall pay or provide Executive with the following, and Executive shall accept the same, as compensation for the

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performance of his undertakings and the services to be rendered by him under this Agreement.

       (a) A salary payable not less often than bi-weekly, at a rate of $650,000 per annum.

       (b)    (i)    A prorated bonus for the period September
                     26, 1994 through December 31, 1994 (or if earlier the date of hiring of a Chief
                     Executive Officer as provided in Section 11) based upon the assumption that Executive was a participant in the Company's Officer
                     Incentive Compensation Plan during such
                     period.  Such bonus shall be determined
                     based upon the opportunity level under the Plan for the Chief Executive Officer and the performance elements approved by the
                     Compensation Committee for the 1994 plan year.

             (ii) Participation in the Company's Officer Incentive Compensation Plan for the 1995 and 1996 plan years, provided that for any plan year the bonus amount will be prorated to reflect the actual period of employment as Chief Executive Officer.

       (c) Participation in the following employee benefit plans, policies, practices and arrangements maintained by the Company in which Executive is presently eligible to participate:

                 -   Sundstrand Corporation Disability Plan
                 -   Accidental Death Insurance
                 -   Executive and Spouse Physical
                 -   Sundstrand Corporation Group Life Insurance
                     Plan
                 -   Use of Company Airplane
                 -   Financial Services
                 -   Snow Plowing and Other Personal Services

              Such plans are hereinafter collectively referred to as the "Benefit Plans". In the event Executive at any time during the Employment Period is not eligible to participate in any Benefit Plan for which Executive was previously eligible or the Company terminates or materially amends any Benefit Plan, the Company shall provide to Executive benefits comparable with those benefits that would have been received by Executive if Executive continued to participate in such Plans.

       (d) Paid vacations in accordance with the Company's vacation policy as in effect from time to time, and

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              all paid holidays given by the Company to its
              executive officers.

       4.     Expenses.  During the Employment Period, the
Company shall promptly pay or reimburse Executive for all reasonable expenses incurred by Executive in the performance of duties hereunder.

       5.     Conditions of Employment.  Throughout the
Employment Period:

       (a) The Company shall not require or assign duties to Executive which would require him to move the location of his principal business office or his principal place of residence outside the City of Rockford or the County of Winnebago, Illinois (the "Rockford Area");

       (b) The Company shall not require or assign duties to Executive which would require him to spend more than forty-five (45) normal working days away from the Rockford Area during any consecutive twelve-month period;

       (c) The Company shall provide an office to Executive, the location and furnishings of which shall be equivalent to the offices provided to him on the date of this Agreement; and

       (d) The Company shall provide secretarial services and other administrative services to Executive which shall be equivalent to the secretarial services and other administrative services provided to him on the date of this Agreement.

       6. Continuation of Benefits. If the Company shall fail to observe or perform any covenant or agreement contained in this Agreement to be observed or performed by the Company, then Executive shall, until such time as Executive's Employment Period hereunder would otherwise terminate pursuant to the provisions of
Section 2 or Section 7, continue to receive all benefits which the Company has hereinabove in Section 3 agreed to pay to and provide for Executive, in each case in the amounts and at the times provided for in Section 3. The parties agree that, in such event,

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such payments and benefits shall be deemed to constitute
liquidated damages for the Company's breach of this Agreement.

       7. Termination. This Agreement shall terminate upon the following circumstances:

       (a) The date of resignation or death of Executive during the Employment Period; provided, however, that Executive or Executive's estate, heirs and beneficiaries, as the case may be, shall be paid the full amount of Executive's salary through the end of the month in which his resignation or death occurs, but in no event for any period thereafter, and all other benefits which would be applicable to Executive or Executive's estate, heirs and beneficiaries under the Company's Benefit Plans in which Executive participates as in effect on the date of Executive's resignation or death;

       (b) Following conviction of Executive of a felony, the date as of which Executive's right to file an appeal after conviction has expired, or if Executive files an appeal after conviction, the date as of which the appellate court fails to reverse the conviction, and the Company shall pay Executive his full salary through such date of termination and the Company shall have no further obligations to Executive under this Agreement except with respect to any rights Executive might otherwise have under the Company's Benefit plans as in effect on the date of termination of Executive;

       (c) The date of Executive's resignation in accordance with Section 11, unless Executive becomes a consultant as provided in Section 12;

       (d) The date Executive ceases to be a consultant as provided in Section 12; or

       (e) The date as of which the Company elects to terminate this Agreement in accordance with Section
              10.

       8. Covenant Not to Compete. Without the consent of the Company, Executive shall not at any time during the term of this Agreement undertake employment as an owner, director, officer, employee or consultant with any business entity directly engaged in the manufacture and/or sale of products competitive with any material product or product line of the Company; provided, however,

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that Executive shall not be deemed to have breached this
undertaking if his sole relation with such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than two percent (2%) of such entity's outstanding equity interest. For purposes hereof the term "material product or product line of the Company" shall mean any product or product line of the Company, the gross sales of which during any calendar year during the five (5) year period preceding the Executive's undertaking such employment were at least $50 million.

       9. Disclosure of Confidential Information. Without the consent of the Company, Executive shall not at any time during the term of this Agreement disclose to any other business entity confidential information concerning the Company or the Company's trade secrets of which Executive has gained knowledge during his employment with the Company.

       10. Breach of Section 8 or Section 9. In the event of a breach by Executive of the provisions of Section 8 or Section 9 of this Agreement, the Company may terminate this Agreement under
Section 7(e), but only if the Company complies with the following provisions:

       (a) The Company shall provide Executive with written notice of its belief that a breach of Section 8 or
              Section 9 of this Agreement has occurred and shall afford Executive sixty (60) days or such longer period as the Company may determine to cure the alleged breach.

       (b) In the event Executive does not cure the breach, the Company shall be required to institute a judicial proceeding to determine whether a breach of Section 8 or Section 9 of this Agreement has occurred and Executive has not cured such breach.

       (c) This Agreement may then be terminated only upon a judicial determination that Executive has breached the provisions of Section 8 or Section 9 and has failed to cure such breach; provided, however, that this Agreement may not be terminated until either all appellate proceedings have been exhausted or the time

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              within which Executive may appeal an
              adverse ruling has expired.

       11. Hiring of Chairman and CEO. The Board of Directors of the Company intends to identify and hire an individual to assume the position of and replace Executive as Chief Executive Officer of the Company. Executive shall provide such assistance to the Board with respect to this effort as the Board reasonably requests. Upon the hiring of such an individual to fill the position of Chief Executive Officer of the Company (the "Chief Executive"), Executive shall immediately resign from the position of Chief Executive Officer of the Company and, except as provided in Articles 12 and 13, Executive shall not be entitled to any further compensation or benefits under this Agreement other than the payment of all compensation and benefits earned or accrued to the date of his resignation which have not been paid as of such date.

       12. Consultant. Executive shall, upon request of the Board of Directors or its designee, become a consultant to the Chief Executive, until the earlier of Executive's death, Executive's termination of the consultant position, or September 25, 1996. During the period he is a consultant, Executive shall perform such services as the Board or its designee reasonably requests which services shall not be inconsistent with the consulting services required under the Consulting Agreement heretofore in effect between the Company and Executive, which agreement is referred to in Section 17. The compensation to be provided to Executive during the period he is a consultant pursuant to this Section 12 shall be limited to a consultant's fee payable bi-monthly at a rate of $650,000 per annum. In the event of either the termination of the consulting arrangement under this Section 12 or the death of Executive prior to September 25, 1996, Executive or Executive's estate, heirs and beneficiaries, as the case may be, shall within ten (10) days thereafter be paid a single lump sum amount equal to $1.3 million less the sum of all salary compensation paid to Executive pursuant to Section 3(a) and all

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consultant compensation paid to Executive pursuant to this
Section 12.

       13. Termination Following Hiring of Chief Executive Officer. In the event Executive, following the hiring of the Chief Executive, does not become a consultant pursuant to Section 12, Executive within ten (10) days after his resignation as Chief Executive Officer, in addition to the compensation and benefits to be paid pursuant to Section 11, shall be paid a single lump sum amount equal to $1.3 million less the amount of all salary compensation otherwise paid to executive pursuant to Section 3(a) and Section 11 of this Agreement.

       14. Notices. Notice given pursuant to this Agreement shall be in writing and shall be deemed given when received and if to the Company, to the Board of Directors of Sundstrand Corporation, Attention: Vice President and General Counsel and Secretary of the Company.

       15. Successors. This Agreement may not be assigned by the Company, and the obligations of the Company provided for in this Agreement shall be binding legal obligations of any successor to the Company by purchase, merger, consolidation, or otherwise. This Agreement may not be assigned by Executive during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees and the legal representatives of his estate.

       16. Waiver, Modification and Interpretation. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an appropriate officer of the Company empowered to sign same by the Board of Directors of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions

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at the same time or at any prior or subsequent time.  The
validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

       17. Termination of Consulting Agreement. Effective as of the date hereof, the Consulting Agreement between the Company and Executive, which was extended through September 30, 1995, is terminated and no further payments will be made to Executive thereunder.

       18. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

                            SUNDSTRAND CORPORATION



                            By: /s/ Richard M. Schilling
                                Vice President and General
                                Counsel and Secretary




                            /s/ Don R. O'Hare
                            Executive